Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-141117) and related prospectuses of Delphi Corporation for the registration of (a) 62,707,305 Rights to purchase its Common Stock and 62,707,305 shares of its Common Stock issuable upon the exercise of these rights and (b) 15,384,616 Warrants to purchase its Common Stock and 15,384,616 shares of its Common Stock issuable upon the exercise of these warrants and to the incorporation by reference therein of our report dated February 26, 2007 (except for Note 21 as to which the date is September 4, 2007) with respect to the consolidated financial statements and schedule of Delphi Corporation as of December 31, 2006 and for the year then ended, and our report dated February 26, 2007 with respect to Delphi Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delphi Corporation as of December 31, 2006, included in its Current Report (Form 8-K) dated September 5, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Detroit, Michigan
December 17, 2007